           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2000

                                                      REGISTRATION NO. 333-82349

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------

                              LJL BIOSYSTEMS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

                                   -----------

          DELAWARE                                          77-0360183
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                         Identification Number)



                                405 TASMAN DRIVE
                               SUNNYVALE, CA 94089
                                 (408) 541-8787

          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 LEV. J. LEYTES
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                405 TASMAN DRIVE
                               SUNNYVALE, CA 94089
                                 (408) 541-8787

             (Name, Address Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)

                                   -----------

                                   COPIES TO:

                                  MARK B. WEEKS
                                 STEPHEN B. THAU
                                VENTURE LAW GROUP
                           A Professional Corporation
                               2800 Sand Hill Road
                              Menlo Park, CA 94025

                                   -----------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
              SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
                  EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   -----------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



                         CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS OF                     AMOUNT TO             PROPOSED              PROPOSED               AMOUNT OF
 SECURITIES TO BE REGISTERED                 BE REGISTERED          MAXIMUM               MAXIMUM              REGISTRATION FEE
                                                                 OFFERING PRICE           AGGREGATE
                                                                    PER UNIT(1)        OFFERING PRICE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001..........       2,000,000              $4.50                $9,000,000                $2,502


(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing price of the Common Stock as reported on the Nasdaq National Market on June 30, 1999 pursuant to Rule 457(c).

                                   -----------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                   PROSPECTUS

                                405 TASMAN DRIVE
                               SUNNYVALE, CA 94089
                                 (408) 541-8787

                        2,000,000 shares of Common Stock

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE OUR COMMON STOCK.

                                   -----------

         The selling stockholders identified on page 16 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
15. We will not receive any portion of the proceeds from the sale of these shares.

         Our common stock is quoted on the Nasdaq National Market under the symbol LJLB.

         On July 20, 1999, the last sale price of our common stock on the Nasdaq National Market was $4.375 per share.


                                                                               PRICE TO PUBLIC    UNDERWRITING       PROCEEDS TO
                                                                                                 DISCOUNTS AND         SELLING
                                                                                                   COMMISSION        STOCKHOLDERS


----------------------------------------------------------------------------------------------------------------------------------

Per Share................................................................     See Text Above     See Text Above     See Text Above
Total....................................................................



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 21, 1999

                                TABLE OF CONTENTS

THE COMPANY................................................................................................................      1
RISK FACTORS...............................................................................................................      3
USE OF PROCEEDS............................................................................................................     15
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS...........................................................................     15
PLAN OF DISTRIBUTION.......................................................................................................     15
SELLING STOCKHOLDERS.......................................................................................................     16
LEGAL MATTERS..............................................................................................................     17
EXPERTS....................................................................................................................     17
WHERE YOU CAN FIND MORE INFORMATION........................................................................................     17


         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                   THE COMPANY

         We design, produce and sell products and services which accelerate and enhance the chemical and analytical tests that pharmaceutical and biotechnology companies perform in the process of discovering new drugs or medicines. Our customers include pharmaceutical and biotechnology companies.

         The drug discovery process involves several stages, including:

         - Target identification: Target identification involves determining the biological molecules (or targets) in the body that are associated with diseases. Recent advancements in the science of genomics, which identifies these biological molecules, have resulted in a substantial increase in the number of targets associated with different diseases.

         - Compound development: In the context of drug discovery research, "compounds" are potential new drug candidates. Many new compounds today are developed using a molecule-making technique known as combinatorial synthesis or combinatorial chemistry, a field whose recent rapid evolution has resulted in a substantial increase in the number of compounds available to pharmaceutical companies and biotechnology firms.

         - Assay development: In the context of drug discovery research, "assays" are tests which involve mixing various chemicals and analyzing interactions between targets and compounds. Our customers hope that these assays can serve as a model for showing a compound's action in the body. Assays involve chemicals called "reagents," a compound and a target. All three of these components are combined in a mixture that is put in a small well on a microplate, which is then fed through an instrument where a reading (also called a

               "screening") is performed to evaluate the potential effectiveness of the compound being evaluated.

         - Screening: Screening is the process of evaluating, testing and finding compounds that have the potential to become a drug candidate. Screening is done by performing the assay (i.e., mixing together reagents, a compound and a target) and evaluating the assay results by reading the assay signal. Scientists can then evaluate these signals or outputs to determine whether there is any indication that the compound has the potential to become a drug candidate. The speed at which an instrument reads each assay is important to the speed of the screening process. Currently, "high throughput" screening generally indicates performing
               20,000 - 100,000 readings per day, while "ultra high throughput" generally indicates reading more than 100,000 data points per day.

         - Lead optimization: Compounds that have been identified in the screening process as potential drug candidates, are considered "leads" or "lead compounds." Following the initial screening steps, leads are further evaluated and developed in a process referred to as lead optimization. This process may involve doing further screens using many different variations of the lead compound and various assay methods. Once a compound has been refined to a formulation that a scientist feels has the best chance of becoming an effective drug, it moves further along in the drug development process towards clinical trials.

         Historically, target identification and compound development have been the limiting steps in the drug discovery process, but recent advancements in the sciences of genomics and combinatorial chemistry have resulted in the generation of significant numbers of new targets and compounds. This growth in the number of targets and compounds has now shifted the limiting steps of the drug discovery process to assay development, screening and lead optimization.

         To address these bottlenecks, we are developing an integrated family of products that gives our customers the ability to more rapidly screen the greatly increasing numbers of compounds and targets. The first products in this product family have been launched to the market. Our proprietary product line consists of instruments used for reading assays and consumable items, such as microplates and reagents used in assays. Each of these products can be used individually or in conjunction with other companies' products, but we believe our products provide their best results when used as an integrated system. Our instruments allow customers the flexibility to use four different methods of reading assay results, which provides them with the ability to use the same instrument to perform tests that otherwise may require several instruments. Since our instrumentation requires smaller amounts of reagents, compounds, and targets consumed per test, we also have developed a cost effective screening solution. We believe that our technology platform (i.e., family of products) addresses the major throughput limitations associated with our customers' current efforts to perform screens at a high rate of throughput in a cost effective way, thereby enhancing their ability to accelerate the identification and optimization of lead compounds for development into new medicines.

         Our first high throughput screening product, Analyst HT, first shipped in the second quarter of 1998, is what we believe to be one of the most sensitive assay detection instruments currently available on the market, specifically designed for high throughput screening and it offers customers the flexibility of reading results in four different assay detection modes. The term "assay detection" refers to the instrument's ability to detect and analyze how potential drug compounds perform when tested against specific biological targets. Additionally, with a built-in capability of reading both 96-well or 384-well plates, Analyst HT permits our customers to perform up to 70,000 tests per day.

         Our second product, Acquest, first shipped in the fourth quarter of 1998, goes beyond the capabilities of Analyst HT by offering customers the opportunity to use state-of-the-art ultra-high throughput screening formats that dramatically increase the number of screens that can be performed at any one time. Also multi-mode, the Acquest is designed to accept microplates with both 384-well and 1,536-well formats. Its assay throughput is designed to reach a level of 200,000 tests per day.

         Our third product, Analyst AD, introduced in the second quarter of 1999, offers customers a cost effective system with flexible assay development capabilities and is fully compatible with our Analyst HT. Both Analyst AD and Analyst HT read results in four different assay detection modes and share the same optical reading technology we call "Smart Optics".

This compatibility allows customers to easily transfer assays, from their assay development departments, to their high throughput screening areas.

         We believe that our family of instruments, including Analyst HT, Acquest and Analyst AD, provide several important advantages over other currently available analyzers, including:

         -     increased throughput;

         - minimization of time and costs associated with the transfer of assay methods from the assay development part of the drug discovery process to the high throughput screening part of the process;

         -     improved analytical performance and flexibility;

         -     lower reagent costs;

         - the ability to be quickly integrated into existing high throughput screening laboratories; and

         - the capacity to evolve with changing high throughput screening needs.

         Our principal executive offices are located at 405 Tasman Drive, Sunnyvale, CA 94089 and our telephone number is (408) 541-8787. As used in this prospectus, "we," "us," "our" and "LJL" refer to LJL BioSystems, Inc., a Delaware corporation, and its wholly-owned subsidiary.


                                  RISK FACTORS



         We desire to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 and of Section 21E and Rule 3b-6 under the Securities Exchange Act of 1934. Specifically, we wish to alert readers that the following important factors, as well as other factors including, without limitation, those described elsewhere in reports we have filed with the SEC and incorporated into this prospectus by reference, could in the future affect, and in the past have affected, our actual results and could cause our results for future periods to differ materially from those expressed in any forward-looking statements made by or on behalf of us. We assume no obligation to update these forward-looking statements.

WE RECENTLY  ADOPTED A NEW BUSINESS  STRATEGY  AND HAVE HAD  OPERATING  LOSSES
     EVER SINCE; THE MARKET FOR OUR HIGH THROUGHPUT SCREENING PRODUCTS IS NEW AND UNDEFINED, AND WE MAY NEVER ACHIEVE PROFITABILITY

         In the second half of 1996, we implemented a new strategic business model to develop products for the high throughput screening market. In connection with this change in strategy, we shifted our focus from developing and manufacturing clinical diagnostic and research products on an OEM basis to developing, manufacturing and marketing products for the high throughput screening market. As a result, our historical operating and financial performance is generally not indicative of future financial and business results. We incurred operating losses for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997 as a result of our change in business strategy and anticipate that we may continue to incur losses for at least the next several years, due to the substantial increases in expenditures necessary to develop and commercialize our high throughput screening and ultra-high throughput screening products. We began commercial shipments of our first high throughput screening instrument, the Analyst HT, in the second quarter of 1998. Accordingly, we are subject to the risks inherent in the operation of a new business, such as:

         - the failure to develop an effective sales, marketing and distribution channel;

         - failure to achieve market acceptance and demand for our high throughput screening and ultra-high throughput screening products;

         - failure to implement commercial scale-up of developed high throughput screening and ultra-high throughput screening products; and

         -     failure to attract and retain key personnel.

         Furthermore, the high throughput screening market is new and undefined, and the use of high throughput screening by pharmaceutical and biotechnology companies is limited. Demand for our high throughput screening and ultra-high throughput screening products will depend upon the extent to which pharmaceutical and biotechnology companies adopt high throughput screening as a drug discovery tool. If high throughput screening does not become a widely used method in drug discovery, demand for our products will not develop as we currently expect or at all. The lack of demand for our high throughput screening and ultra-high throughput screening products would have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE ARE IN THE EARLY STAGE OF INSTRUMENT  DEVELOPMENT,  OUR ABILITY TO
         DEVELOP HIGH THROUGHPUT SCREENING AND ULTRA-HIGH THROUGHPUT SCREENING INSTRUMENTS IS UNCERTAIN

         Our success will depend on our ability to develop and commercialize our high throughput screening and ultra-high throughput screening instruments. We began commercial shipments of our first high throughput screening instrument, Analyst HT, in the second quarter of 1998. We had not previously developed or commercialized products for the high throughput screening market before this time. The successful implementation and operation of our high throughput screening and ultra-high throughput screening products is a complex process requiring the integration of, among other technologies:

         -        advanced optics;

         -        electronics;

         -        robotics;

         -        microfluidics;

         -        fluorescence detector technologies; and

         -        software and information systems.

         Even if Analyst HT, Analyst AD, Acquest and our other high throughput screening and ultra-high throughput screening products appear promising at commercial launch, they may not achieve market acceptance at a level necessary to enable production at a reasonable cost, to support the required sales and marketing effort, and to support continuing research and development costs. In addition, our high throughput screening or ultra-high throughput screening instruments may:

         -        be difficult or overly expensive to produce;

         -        fail to achieve performance levels expected by customers;

         - have a price level that is unacceptable in our targeted industries; or

         - be precluded from commercialization by the proprietary rights of others or other competitive forces.

         There can be no assurance that we will be able to successfully manufacture and market the Analyst HT, Analyst AD, Acquest or any of our other products on a timely basis, achieve anticipated performance levels or throughputs, gain industry acceptance of our products or develop a profitable business. The failure to achieve any of these objectives would have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE ARE IN THE EARLY STAGE IN DEVELOPMENT, OUR ABILITY TO DEVELOP
         REAGENTS AND ASSAY KITS IS UNCERTAIN

         We expect in the future that a substantial portion of our revenues may be derived from the sale of reagents, assay kits and microplates. We have limited experience in the development, manufacture and marketing of reagents, assay kits and microplates, having only recently introduced our first assay kits, TKX and TKXtra and LJL designed microplates, HE (High
Efficiency). We intend to continue to license assay technologies from third parties and to develop reagents, assay kits and microplates internally. We may not succeed in licensing any additional assay technologies on acceptable terms, if at all, and we may not successfully commercialize any reagents that we license. In addition, we are internally developing reagents, assay kits and microplates, but have limited experience in this area. We may not successfully develop additional reagents, assay kits or microplates internally, and any reagents, assay kits or microplates we do develop may not achieve market acceptance. We intend to outsource the manufacture of microplates and, as sales volumes increase, to also outsource the manufacture of reagents and assays kits. We may not be able to enter into agreements with third parties for the manufacture of reagents, assay kits or microplates on terms commercially acceptable to us or at all. In addition, we intend to sell reagents, assay kits and microplates to purchasers of high throughput screening and ultra-high throughput screening instruments, including the Analyst HT, Analyst AD and Acquest. Sales of the Analyst HT, Analyst AD and Acquest may not be sufficient to support this strategy. A failure to achieve commercial acceptance of our reagents, assay kits and microplates would have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE DEPEND ON NEW PRODUCTS  AND OUR MARKETS ARE SUBJECT TO RAPID
         TECHNOLOGICAL CHANGE, WE MAY NOT BE ABLE TO COMMERCIALIZE PRODUCTS WE DEVELOP

         The pharmaceutical and biotechnology instrumentation and reagents markets are characterized by rapid technological change and frequent new product introductions. Our future success will depend on our ability to enhance our current and planned high throughput screening and ultra-high throughput screening products and to develop and introduce, on a timely basis, new products that address the evolving needs of our customers, including fluorescence-based reagents and assay kits, as well as products based on our FLARe and SmartOptics technologies. We anticipate that production units for these new products may not be available for several months or years, if at all. The production of new high throughput screening and ultra-high throughput screening products, microplates, fluorescence-based reagents and assay kits may present development and manufacturing challenges. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of our new products or our product enhancements. Any failure to develop and introduce products in a timely manner in response to changing market demands or customer requirements could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE LIMITED SALES AND MARKETING EXPERIENCE AND MAY NOT BE ABLE TO DEVELOP A
         DIRECT SALES FORCE OR DISTRIBUTION CHANNELS THAT CAN MEET OUR CUSTOMERS NEEDS, AND OUR FAILURE TO DO SO WILL HURT OUR FINANCIAL RESULTS

         We have limited experience in direct marketing, sales and distribution. Our future profitability will depend on our ability to further develop a direct sales force to sell our high throughput screening and ultra-high throughput screening products to pharmaceutical and biotechnology companies. Our products are technical in nature and we therefore believe it is necessary to develop a direct sales force consisting of people with scientific backgrounds and expertise. Competition for such employees is intense. We may not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing organization. Failure to attract or retain qualified salespeople or to build such a sales and marketing organization would have a material adverse effect on our business, financial condition and results of operations.

         We intend to market our high throughput screening and ultra-high throughput screening products in certain international markets through distributors. Other than Japan, we do not currently have distributors in any international markets, and there can be no assurance that we will be able to engage qualified distributors. Such distributors may:

         -        fail to satisfy financial or contractual obligations to us;

         -        fail to adequately market our products;

         -        cease operations with little or no notice to us; or

         -        offer, design, manufacture or promote competing product lines.

         The failure to develop and maintain effective distribution channels could have a material adverse effect on our business, financial condition and results of operations.

WE PARTICIPATE IN A HIGHLY COMPETITIVE MARKET AND OUR PRODUCTS MAY NOT BE
         ACCEPTED IN THE MARKET

         The market for high throughput screening and ultra-high throughput screening products is highly competitive. We expect that competition will increase significantly as more biotechnology and pharmaceutical companies adopt high throughput screening and ultra-high throughput screening instruments as a drug discovery tool and as new companies enter the market with advanced technologies and products. We compete in many areas, including high throughput screening and ultra-high throughput screening products, microplates, assay development and reagent sales. We compete with companies which directly market high throughput and ultra high throughput screening products. In addition, pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other research organizations are conducting research and developing products in various areas which compete with our technology platform, either on their own or in collaboration with others. Further, certain companies offer screening services on a contract or collaborative basis, and these services could eliminate a potential customer's need to purchase our products. Our technological approaches may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by one or more of our current or future competitors. Many of our competitors have greater financial, operational and personnel resources, and more experience in research and development, sales and marketing and other areas than we do.

THE HIGH THROUGHPUT SCREENING AND ULTRA-HIGH  THROUGHPUT SCREENING MARKET IS
         CONCENTRATED,  WHICH LIMITS THE NUMBER OF OUR POTENTIAL CUSTOMERS

         The market for high throughput screening and ultra-high throughput screening products is highly concentrated, with approximately 50 large pharmaceutical companies operating a substantial portion of our targeted drug discovery laboratories. Accordingly, we expect a relatively small number of customers will continue to account for a substantial portion of our revenues. We face risks associated with a highly concentrated customer base as we sell our high throughput screening and ultra-high throughput screening products, including the failure to establish or maintain relationships within a limited customer pool, or substantial financial difficulties or decreased capital spending by our customers, any of which could have a material adverse effect on our business, financial condition and results of operations.

OUR PRODUCTS HAVE LENGTHY SALES CYCLES,  WHICH COULD CAUSE OUR OPERATING
         RESULTS TO FLUCTUATE  SIGNIFICANTLY  FROM QUARTER TO QUARTER

         The sale of high throughput screening and ultra-high throughput screening products typically involves a significant technical evaluation and commitment of capital by customers. Accordingly, the sales cycle associated with our products is expected to be lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond our control. Due to this lengthy and unpredictable sales cycle, our operating results could fluctuate significantly from quarter to quarter.

WE  HAVE  LIMITED  MANUFACTURING  EXPERIENCE  AND  MAY NOT BE ABLE TO  SCALE-UP
         OUR  MANUFACTURING  OPERATIONS  TO COMMERCIAL LEVELS

         We are only producing Analyst HT, Acquest, Analyst AD, reagents and assay kits in limited quantities, and have not yet manufactured other products in significant quantities. We may encounter difficulties in scaling up production of our high throughput screening and ultra-high throughput screening products due to, among other things, quality control and assurance, component supply and availability of qualified personnel. Even if we successfully develop and introduce our products to market, we may not be able to manufacture them in sufficient quantities at acceptable cost while meeting quality control standards. We intend to outsource the manufacture of microplates and, as sales volumes increase, to outsource the manufacture of reagents and assay kits. Difficulties encountered in the manufacturing scale-up of Analyst HT, Analyst AD, Acquest and other high throughput screening and ultra-high throughput screening products could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT SUCCESSFULLY MANAGE OUR GROWTH

         Our success will depend on the expansion of our operations and the effective management of growth, which will place a significant strain on our management, operational and financial resources. To manage such growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. Our failure to manage growth effectively would have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND UPON KEY PERSONNEL WHO MAY TERMINATE  THEIR  EMPLOYMENT  WITH US AT
         ANY TIME; WE NEED TO HIRE  ADDITIONAL QUALIFIED PERSONNEL

         Our success will depend to a significant degree upon the continued services of key management, technical, and scientific personnel, including Lev
J. Leytes, the Chairman of our Board of Directors, President and Chief Executive Officer. In addition, our success will depend on our ability to attract and retain other highly skilled personnel. Competition for qualified personnel is intense, and the process of hiring such qualified personnel is often lengthy. There can be no assurance that we can recruit such personnel on a timely basis, if at all. Our management and other employees may voluntarily terminate their employment with us at any time. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE DEPEND ON SUPPLIERS AND CONTRACT MANUFACTURERS, WE ARE SUBJECT TO
         RISKS BEYOND OUR CONTROL

         Certain components used in our high throughput screening and ultra-high throughput screening products are currently purchased from a single or a limited number of outside sources. The reliance on a sole or limited number of suppliers could result in:

         - delays associated with redesigning a product due to a failure to obtain a single source component;

         - an inability to obtain an adequate supply of required components; and

         -        reduced control over pricing, quality and timely delivery.

         We do not maintain long-term agreements with any of our suppliers, and therefore the supply of a particular component could be terminated at any time without penalty to the supplier. Any interruption in the supply of single source components could have a material adverse effect on our business, financial condition and results of operations. We intend to rely on contract manufacturers, some of which may be single source vendors, for the development, manufacture and supply of certain of our reagents, assay kits and microplates. There can be no assurance that we will be able to enter into such manufacturing contracts on commercially reasonable terms, if at all, or that our current or future contract manufacturers will meet our requirements for quality, quantity or timeliness. If the supply of any components, reagents, assay kits or microplates is interrupted, components, reagents, assay kits and microplates from alternative suppliers and contract manufacturers may not be available in sufficient volumes within required timeframes, if at all, to meet our production needs.

WE HAVE AN ACCUMULATED DEFICIT AND OUR FUTURE PROFITABILITY IS UNCERTAIN

         As of March 31, 1999, we had an accumulated deficit of approximately $14.6 million. The expansion of our operations and continued development of our high throughput screening and ultra-high throughput screening products will require a substantial increase in sales, marketing and research and development expenditures for at least the next several years. As a result, we expect to incur operating losses for the next several years. Our profitability will depend on our ability to successfully develop and commercialize our high throughput screening and ultra-high throughput screening products.

Accordingly, the extent of future losses and the time required to achieve profitability, if achieved at all, is highly uncertain. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter.

WE MAY NEED TO RAISE CAPITAL IN THE FUTURE AND ADDITIONAL FUNDING IS UNCERTAIN

         We may be required to raise substantial additional capital over a period of several years in order to develop and commercialize our products. Our future capital requirements will depend on numerous factors, including the costs associated with:

         -        developing and commercializing our products;

         -        developing a direct marketing and sales force;

         - maintaining existing, or entering into future, licensing and distribution agreements;

         -        protecting intellectual property rights;

         -        entering the reagents and assay kits business;

         -        expanding facilities; and

         - consummating possible future acquisitions of technologies, products or businesses.

         We may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. Accordingly, we may be required to raise additional capital through a variety of sources, including the public equity market, private equity financing, collaborative arrangements, and public or private debt. Additional capital may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to certain of our products, technologies or potential markets, which would have a material adverse effect on our business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities would result in ownership dilution to our existing stockholders.

WE HAVE INTERNATIONAL SALES AND OPERATIONS, WHICH SUBJECT US TO RISKS RELATED TO
         FOREIGN CURRENCY EXCHANGE RATES, TARIFFS, FOREIGN REGULATIONS, IMPORT AND EXPORT RESTRICTIONS AND DIFFICULTIES MANAGING AND STAFFING INTERNATIONAL OPERATIONS.

         We sell products in foreign countries in local currencies, which exposes us to foreign currency exchange risk. In order to reduce the risk from fluctuation in foreign currency exchange rates, our UK subsidiary uses the U.S. dollar as its functional currency; however, our UK subsidiary bills its customers in the customer's local currency. Foreign currency assets and liabilities are translated into U.S. dollars at end-of-period exchange rates, except for property and equipment, which is translated at historical exchange rates. Revenue and expenses are translated at average exchange rates in effect during each period. Gains or losses from foreign currency transactions are included in net income (loss) and to date have not been material. We have not entered into any currency hedging activities.

         We expect that international sales will account for a significant portion of our total revenues in the future. International sales and operations are subject to a number of risks, including:

         -        the imposition of government controls;

         -        export license requirements;

         -        restrictions on the export of critical technology;

         -        political and economic instability or conflicts;

         -        trade restrictions;

         -        changes in tariffs and taxes;

         - difficulties in staffing and managing international operations;

         - problems in establishing or managing distributor relationships; and

         -        general economic conditions.

         In addition, as we expand our international operations and the amount of revenue invoiced in local currencies becomes a larger portion of our business, fluctuations in the value of foreign currencies relative to the U.S. dollar may adversely affect our business, financial condition and results of operations.

WE MAY ACQUIRE  TECHNOLOGIES AND BUSINESSES,  WHICH COULD EXPOSE US TO
         ADDITIONAL RISKS AND BE DILUTIVE TO EXISTING STOCKHOLDERS

         We may acquire certain technologies, products or businesses to broaden the scope of our existing and planned product lines and technologies. Such acquisitions would expose us to:

         -        the  risks  associated  with  the  assimilation  of new
                  technologies,   operations,  sites  and personnel;

         - the diversion of resources from our existing business and technologies;

         - the inability to generate revenues to offset associated acquisition costs;

         - the requirement to maintain uniform standards, controls, and procedures; and

         - the impairment of relationships with employees and customers as a result of any integration of new management personnel.

         Acquisitions may also result in the issuance of dilutive equity securities, the incurrence or assumption of debt or additional expenses associated with the amortization of acquired intangible assets or potential businesses. Our failure to successfully address such risks could have a material adverse effect on our business, financial condition and results of operations.

THIRD PARTY INTELLECTUAL PROPERTY RIGHTS MAY LIMIT OUR ABILITY TO DEVELOP AND
         SELL OUR PRODUCTS; WE HAVE LICENSED TECHNOLOGY THAT WE USE IN OUR PRODUCTS, BUT WE COULD LOSE RIGHTS TO THIS TECHNOLOGY AND THE ABILITY TO SELL OUR PRODUCTS IF WE MATERIALLY BREACH THIS LICENSE

         Our success will depend in part on our ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others. We hold four U.S. patents. We have 11 pending U.S. patent applications, six international patent applications and 26 provisional U.S. patent applications. To supplement our proprietary technology, we have licensed ten patents and one patent application from FluorRx pursuant to a June 1997 agreement, as amended. In October 1998, we exercised our option under this agreement to license three more patent applications. Under this license, we obtained certain worldwide rights relating to FluorRx's FLARe technology. Certain of these rights have been licensed on an exclusive basis. Certain other rights have been licensed on a non-exclusive basis, and therefore could be or are licensed to third parties. In accordance with this agreement, we paid one-time fees as well as agreed to pay royalties based on sales of our products that incorporate this technology. The license may be terminated in the event of a material breach by us. Furthermore, FluorRx may elect to convert the exclusive rights into non-exclusive rights in the event that we fail to make certain minimum royalty payments. If FluorRx were to terminate the license due to a material breach of the license by us, we would lose the right to incorporate FLARe technology into our high throughput screening and ultra-high throughput screening products, which would require us to exclude FLARe technology from our existing and future products and either license or internally develop alternative technologies. There can be no assurance that we would be able to license alternative technologies on commercially acceptable terms, or at all, or that we would be capable of internally developing such technologies. Furthermore, other companies may independently develop technology with functionality similar or superior to the FLARe technology that does not or is claimed not to infringe the FLARe patents or that otherwise circumvents the technology we have licensed.

         We are aware of third party patents that contain issued claims that may cover certain aspects of our reagent technologies. In the future we may be required to license third-party patents to produce certain reagents, assay kits and related products. Licenses for such patents may not be available on commercially acceptable terms, if at all. Any action against us claiming damages and seeking to enjoin commercial activities relating to the affected technologies could subject us to potential liability for damages. We could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to our patent rights or intellectual property rights made by third parties, or in bringing such proceedings or enforcing any patent rights against third parties. Our inability to obtain necessary licenses or our involvement in proceedings concerning patent rights could have a material adverse effect on our business, financial condition and results of operations.

         The patent positions of bioanalytical product companies, including ours, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, there can be no assurance that our patent applications or those of our licensor will result in patents being issued or that any issued patents will provide protection against competitive technologies or will be held valid if challenged or circumvented. Others may independently develop products similar to ours or design around or otherwise circumvent patents issued to us. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each of such patents or to redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to us or that we would be successful in any attempt to redesign our products or processes to avoid infringement. If we do not obtain the necessary licenses, we could be subject to litigation and encounter delays in product introductions while we attempt to design around such patents. Alternatively, the development, manufacture or sale of such products could be prevented. Litigation would result in significant costs to us as well as diversion of management time. Adverse determinations in any such proceedings could have a material adverse effect on our business, financial condition and results of operations.

         We also rely on trade secret and copyright law, as well as employee and third-party nondisclosure agreements to protect our intellectual property rights in our products and technology. There can be no assurance that these agreements and measures will provide meaningful protection of our trade secrets, copyrights, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. In addition, others may independently develop substantially equivalent proprietary technologies. Litigation to protect our trade secrets or copyrights would result in significant costs to us as well as diversion of management time. Adverse determinations in any such proceedings or unauthorized disclosure of our trade secrets could have a material adverse effect on our business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as U.S. laws. There can be no assurance that we will be able to protect our intellectual property in these markets.

SOME OF OUR PRODUCTS ARE SUBJECT TO  GOVERNMENT  REGULATION,  AND THE FAILURE BY
         US OR OUR OEM CUSTOMERS TO COMPLY WITH GOVERNMENT REGULATIONS COULD LIMIT OUR SALES OF THESE PRODUCTS

         While we believe that none of our high throughput screening and ultra-high throughput screening products will be regulated as medical devices or otherwise subject to FDA regulation, our clinical diagnostics products, including the Luminometer, Q2000, Horizon and a microplate heater, are subject to FDA regulation as medical devices, as well as similar foreign regulation. The process of obtaining and maintaining required regulatory clearances and approvals and otherwise remaining in regulatory compliance in the U.S. and certain other countries is lengthy, expensive and uncertain. Although we have phased out production of the Luminometer, Q2000 and the microplate heater, we will continue to manufacture the Horizon on an OEM basis during 1999 but do not expect to manufacture the Horizon after 1999. The Horizon is used in research and clinical laboratories to perform in vitro diagnostic tests, which are exempt from investigational device exemption requirements, including the need to obtain the FDA's prior approval, provided that, among other things:

         -       the testing is noninvasive;

         - the product is not used as a diagnostic procedure without confirmation by another medically established test or procedure; and

         - distribution controls are established to assure that in vitro diagnostic products distributed for research are used only for those purposes.

         To our knowledge, our OEM customers have met these conditions. However, the FDA may not agree that our OEM customers' distribution of our clinical diagnostic products meet and have met the requirements for investigational device exemption. Failure by us, our OEM customers or the recipients of our clinical diagnostic products to comply with the investigational device exemption requirements could result in enforcement action by the FDA, which could adversely affect us or our OEM customers' ability to gain marketing clearance or approval of these products or could result in the recall of previously distributed products.

         Applicable law requires that we comply with the FDA's regulations for the manufacture of the Horizon. The FDA monitors compliance with its regulations by subjecting medical product manufacturers to periodic FDA inspections of their manufacturing facilities. The FDA has recently revised its regulations, and the new regulations impose design controls and make other significant changes in the requirements applicable to manufacturers. We are also subject to other regulatory requirements, and may need to submit reports to the FDA, including adverse event reporting. Failure to comply with current FDA regulations or other applicable legal requirements can lead to, among other things:

         -        warning letters;

         -        seizure of violative products;

         -        suspension of manufacturing, government injunctions; and

         - potential civil or criminal liability on our part and the part of the responsible officers and employees.

         In addition, the government may halt or restrict continued sale of such instruments. Any such actions could have a material, adverse effect on our business, financial condition and results of operations.

         In conjunction with the export of our clinical diagnostics instruments, we maintain International Organization for Standardization ("ISO") 9001 certification and apply the CE mark to certain products that are exported, which subjects our operations to periodic surveillance audits. While we believe we are currently in compliance with all applicable regulations and standards, there can be no assurance that our operations will be found to comply with these regulations or standards or other applicable legal requirements in the future or that we will not be required to incur substantial costs to maintain our compliance with existing or future manufacturing regulations, standards or other requirements. Any such noncompliance or increased cost of compliance could have a material adverse effect on our business, results of operations and financial condition.

         We are also subject to numerous federal, state and local laws relating to safe working conditions, manufacturing practices, environmental protection, storage, use and disposal of hazardous or potentially hazardous substances. Any material failure to comply with such laws could require us to incur significant costs and would have a material, adverse effect upon our ability to do business. Changes in existing requirements or adoption of new requirements or policies relating to government regulations could materially and adversely affect our ability to comply with such requirements.

WE USE HAZARDOUS  MATERIALS AND IMPROPER  HANDLING OF THESE MATERIALS BY OUR
         EMPLOYEES OR AGENTS COULD EXPOSE US TO SIGNIFICANT FINANCIAL PENALTIES

         Our research and development and manufacturing operations involve the use of hazardous materials, biological samples and chemicals. In the future, we plan to manufacture certain reagents, some of which likely will contain hazardous materials, including carcinogens. We are subject to federal, state and local laws and regulations governing the storage, use, and disposal of such materials and certain waste products. The risk of accidental contamination or injury from the use of these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages that result and any such liability could exceed our resources, which would have a material adverse effect on us. We may incur substantial costs to comply with environmental and safety regulations if we develop our own commercial reagents manufacturing facility.

YEAR 2000 PROBLEMS COULD ADVERSELY IMPACT OUR BUSINESS

         We have established a Year 2000 Program to address certain Year 2000 issues. This program focuses on four key areas of readiness:

         - Internal Infrastructure Readiness, addressing internal hardware and software, including both information and non-information technology systems;

         - Supplier Readiness, addressing the preparedness of suppliers providing material incorporated into our products;

         -        Product Readiness, addressing product functionality; and

         - Customer Readiness, addressing customer support and transactional activity.

         For each readiness area, we are in the process of performing risk assessment, conducting testing, repairing Year 2000 issues, developing contingency plans to mitigate unknown risks, and communicating Year 2000 information to employees, suppliers, customers and other third parties.

INTERNAL INFRASTRUCTURE READINESS. We have completed an assessment of our internal software applications and information technology hardware and have commenced work on testing and repairs. Readiness activities are intended to encompass all major categories of software applications we use, including:

         - those used for manufacturing, engineering, sales, finance, and human resources;

         - hardware, including hubs, routers, telecommunication equipment, workstations and other items; and

         - non-information technology systems, including embedded systems, facilities and other operations, such as financial, banking, security and utility systems.

         At March 31, 1999, approximately 80 percent of our mission critical internal infrastructure has either been tested and determined to be Year 2000 ready or is undergoing testing but is believed to be Year 2000 ready based on representations by the supplier. Testing and repair activity is scheduled for completion by July 31, 1999. Although we have not yet found any significant mission critical software applications which require repair, any repairs that may yet be found to be required are expected to be completed by July 31, 1999.

SUPPLIER READINESS. This area focuses on minimizing two components of risk associated with suppliers:

         -        a supplier's product integrity; and

         - a supplier's business capability to continue providing products and services.

         We have identified and contacted key suppliers regarding their relative risks in these two components. To date, we have received responses from approximately 75 percent of our key suppliers, who indicate that the products provided to us are Year 2000 compliant. In addition, the key suppliers have indicated they are in the process of developing or executing repair plans, if needed, to address Year 2000 issues which may affect their ability to continue providing products and services to us. Our assessment of our key suppliers' Year 2000 readiness, and testing and repair of any Year 2000 compliance issues, are scheduled to be completed by July 31, 1999.

PRODUCT READINESS. This area focuses on identifying and resolving Year 2000 issues existing in our products. This area encompasses a number of activities, including testing, evaluation, engineering and manufacturing implementation. We have completed a Year 2000 readiness assessment for our current generation of released high throughput screening products based upon a series of industry-recognized testing parameters and have determined that these products are Year 2000 ready.

CUSTOMER READINESS. This area focuses on customer readiness as it relates to our responsibility to provide customer support, including retrofitting products as well as providing other services to our customers. Primarily due to our product readiness efforts regarding our current generation of released products, we have completed our assessment of Year 2000 risk in this area and have determined there are no issues to address.

SUMMARY. If required, we will formulate contingency plans by September 30, 1999, for those software applications, hardware and non-information technology systems found to not be Year 2000 ready. We do not anticipate that we will need contingency plans for our mission critical software applications, hardware and non-information technology systems, nor do we expect to need contingency plans for our current generation of released products. We do not know at this point if we will need contingency plans for key suppliers.

         We believe the overall cost to address Year 2000 issues will not be material; however, we are continually testing and making necessary repairs and we may need to reassess this estimate over time.

         Due to the inherent uncertainty surrounding the Year 2000 issue, we cannot anticipate all of the possible problems that may occur. Adverse consequences from Year 2000 issues may materially affect our warranty liability, the value of capitalized software applications, hardware and non-information technology systems, the carrying value of our inventory, as well as our financial condition, results of operation and cash flows. Year 2000 readiness problems could also subject us to litigation which may include consequential damages.

EURO CONVERSION

         On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between each of their existing sovereign currencies and the Single European Currency ("Euro"). The participating countries adopted the Euro as their common legal currency on that date, with a transition period through January 1, 2002 regarding certain elements of the Euro change. We do not expect the transition to, or use of, the Euro to materially or adversely affect our business, financial condition or results of operation.

OUR FUTURE OPERATING RESULTS ARE LIKELY TO FLUCTUATE

         Our future operating results are likely to fluctuate substantially from year to year and quarter to quarter. The degree of fluctuation will depend on a number of factors, including:

         -        the timing and level of sales;

         - the mix of products sold through direct sales channels and third party distributors; and

         - any change in the product mix among our existing and planned product lines.

         Fluctuations of these factors could have a material adverse effect on our business, financial condition and results of operations. Because a significant portion of our business is expected to be derived from orders placed by a limited number of large customers, variations in the timing of such orders could cause significant fluctuations in our operating results. Other factors that may result in fluctuations in operating results include:

         - industry acceptance of high throughput screening and ultra-high throughput screening as a drug discovery tool;

         -        market acceptance of our products;

         - the timing of new product announcements and the introduction of new products and new technologies by us or our competitors;

         -        delays in research and development of new products;

         -        increased research and development expenses;

         - increased marketing and sales expenses associated with the implementation of our direct marketing efforts;

         -        availability and cost of component parts from our suppliers;

         -        competitive pricing pressures; and

         -        developments with respect to regulatory matters.

         In connection with future introductions of new products, we may be required to record charges for inventory obsolescence in connection with unsold inventory, if any, of older generations of products.

         Our expenditures for research and development, selling and marketing and general and administrative functions are based in part on future revenue projections. We may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenues, which may have a material adverse effect on our business, financial condition and results of operations. We may be required to reduce prices in response to competitive pressures or other factors or increase spending to pursue new market opportunities. Any decline in the average selling price of a product which is not offset by a reduction in product costs or by sales of other products with higher gross margins would decrease our overall gross profit and adversely affect our business, financial condition and results of operations. In addition, our operating results may vary from the expectations of public market analysts and investors, and, as a result, the price of our common stock could be materially and adversely affected.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling shareholders. We will not receive any proceeds from the sale of these shares.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

         On January 27, 1999, we issued 2,000,000 shares of our common stock to the selling stockholders in a private placement transaction. This prospectus covers the resale of the shares of common stock issued in the private placement.

                              PLAN OF DISTRIBUTION

         Shares of Common Stock offered by this prospectus may be offered and sold from time to time by the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees or partners of a named selling shareholder selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, through put or call options transactions related to the shares or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not include brokers or dealers. The selling stockholders and any underwriters, dealers or agents who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933. Any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (with compensation to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the Common Stock offered by this prospectus in amounts customary for this type of transaction. Each selling stockholder will also pay all applicable transfer taxes and fees for its legal counsel incurred in connection with the sale of shares. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of the shares offered by this prospectus in the market, and to their own activities and those of their affiliates. The selling stockholders have advised us that during the time they are engaged in attempting to sell the shares offered by this prospectus, they will:

          - not engage in any stabilization activity in connection with any of our securities;
          - provide copies of this prospectus to each person to whom shares may be offered, and to each broker-dealer, if any, through whom shares are offered; and
          - not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities other than as permitted under the Exchange Act.

         We have agreed to maintain the effectiveness of this registration statement until the earlier of the sale of all the shares offered by this prospectus or the date that each holder of shares can sell all of the shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act, but in no event after three years from the date on which the SEC declared the registration statement containing this prospectus effective. No sales may be made pursuant to this prospectus after the expiration date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of March 1, 1999 with respect to the selling stockholders. The following table assumes that the selling stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

         The number and percentage of shares beneficially owned is based on 12,590,420 shares outstanding at March 1, 1999 determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of March 1, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

         Except as described in footnotes (1) and (2), no selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.


                    SELLING STOCKHOLDER                  NUMBER        PERCENT      SHARES OFFERED BY THIS    NUMBER        PERCENT
                    -------------------                  ------        -------      ----------------------    ------        -------
                                                          SHARES BENEFICIALLY           PROSPECTUS             SHARES BENEFICIALLY
                                                          -------------------           ----------             -------------------
                                                          OWNED PRIOR TO THE                                   OWNED AFTER THE
                                                          ------------------                                   ---------------
                                                               OFFERING(1)                                         OFFERING
                                                               -----------                                         --------
The Bay City Capital Fund I, L.P. (1)..............       857,143        6.8%                   857,143            0             0%
The Kaufmann Fund, Inc.............................       857,143        6.8%                   857,143            0             0%
Skyline Venture Partners, L.P. (2).................       285,714        2.3%                   285,714            0             0%



-----------

(1) This information is based on a Schedule 13D filed on February 3, 1999. The Bay City Capital Fund I, L.P. refers to the following persons: The Bay City Capital Fund I, L.P., a Delaware limited partnership, Bay City Capital Management LLC, a Delaware limited liability company and Bay City Capital LLC, a Delaware limited liability company, all of which share voting and dispositive power over all shares held by The Bay City Capital Fund I, L.P. John D. Diekman, Ph.D., a director of the Company, is a managing partner of the general partner of The Bay City Capital Fund I, L.P., does not share voting and dispositive power with respect to the shares held by such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

(2) John G. Freund, M.D., a director of the Company, is the Managing Director of Skyline Venture Management LLC, the general partner of Skyline Venture Partners, L.P. Dr. Freund disclaims beneficial ownership of shares held by Skyline, except to the extent of any indirect pecuniary interest in his distributive shares therein.

                                 LEGAL MATTERS

         The validity of the issuance of the common stock offered by this prospectus will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to LJL BioSystems, Inc.

                                    EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec/gov. Reports, proxy and information statements and other information concerning LJL BioSystems, Inc., may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders have sold all the shares.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 000-23647).

         2. Our definitive Proxy Statement dated April 16, 1999, filed in connection with our June 1, 1999, Annual Meeting of Stockholders.

         3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, September 30, 1998, June 30, 1998 and March 31, 1998 (File No. 000-23647).

         4. Our Current Report on Form 8-K, filed with the SEC on February 11, 1999 (File No. 000-23647).

         5. The description of our common stock in our Registration Statement on Form 8-A filed with the SEC on January 22, 1998 (File No. 000-23647).

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Robert T. Beggs, 405 Tasman Drive, Sunnyvale, CA 94089, telephone: (408) 541-8787.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts shown are estimates except the SEC registration fee and the Nasdaq listing fee.


                                                                                                      AMOUNT
                                                                                                    TO BE PAID
                                                                                                    ----------
           SEC registration fee...............................................................               $2,502.00
           Legal fees and expenses............................................................               10,000.00
           Accounting fees and expenses.......................................................                2,500.00
           Nasdaq listing fees................................................................               17,500.00
           Miscellaneous expenses.............................................................                5,000.00
                                                                                                            ----------
           Total..............................................................................              $37,502.00
                                                                                                            ==========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Articles XIII and XIV of the Registrant's Fourth Amended and Restated Certificate of Incorporation and
Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

         In connection with this offering, the selling stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the selling stockholders and contained herein up to a maximum (except in the case of willful fraud by the selling stockholder) of the net proceeds received by the selling stockholders from the sale of their shares hereunder.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER     DESCRIPTION OF EXHIBIT
   4.1(1)   Registration Rights Agreement, dated January 27, 1999
   5.1(2)   Opinion of Venture Law Group, A Professional Corporation
     23.1   Consent of Independent Accountants
     23.2   Consent of Counsel (included in Exhibit 5.1)



     24.1   Power of Attorney (see page II-3)


-----------

(1) Incorporated by reference to Exhibit 4.5 filed with our current report on Form 8-K, as filed February 11, 1999.
(2)      Previously filed.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 1st day of March, 2000.

                                   LJL BIOSYSTEMS, INC.

                                   By: /s/ Lev J. Leytes
                                       --------------------------
                                       Lev J. Leytes
                                       President, Chief Executive Officer and

                                          Chairman of the Board of Directors

                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                 SIGNATURE                                             TITLE                                         DATE
                 ---------                                             -----                                         ----
             /s/ Lev J. Leytes
          ------------------------
               (Lev J. Leytes)             President, Chief Executive Officer and Chairman of the Board        March 1, 2000

                     *
          ------------------------
               (Galina Leytes)             Executive Vice President and Director                               March 1, 2000

                     *
          ------------------------
           (George W. Dunbar, Jr.)         Director                                                            March 1, 2000

                     *
          ------------------------
              (Daniel S. Janney)           Director                                                            March 1, 2000

                     *
          ------------------------
             (Michael F. Bigham)           Director                                                            March 1, 2000

                     *
          ------------------------
           (John G. Freund, M.D.)          Director                                                            March 1, 2000

                     *
          ------------------------
          (John D. Diekman, Ph.D.)         Director                                                            March 1, 2000




         *By: /s/ Lev J. Leytes
              ----------------------
         Lev J. Leytes, Attorney in Fact                                                                       March 1, 2000


LJL BIOSYSTEMS, INC. INDEX TO EXHIBITS


 EXHIBIT
 -------
 NUMBER    DESCRIPTION OF EXHIBIT
 ------    ----------------------
  4.1(1)    Registration Rights Agreement, dated January 27, 1999
  5.1(2)    Opinion of Venture Law Group, A Professional Corporation
    23.1    Consent of Independent Accountants
    23.2    Consent of Counsel (included in Exhibit 5.1)
    24.1    Power of Attorney (see page II-3)


-----------

(1) Incorporated by reference to Exhibit 4.5 filed with our current report on Form 8-K, as filed February 11, 1999.
(2)      Previously filed.